
                                                                                                Exhibit 12.1


                                  COMMERCIAL CREDIT COMPANY AND SUBSIDIARIES
                                  (in millions of dollars, except for ratio)

                                SIX MONTHS
                                   ENDED
                                  JUNE 30,                  YEAR ENDED DECEMBER 31,
                                 ---------    -------------------------------------------------
                                   1996        1995     1994      1993      1992      1991
                                   ----       ------   ------    ------    ------    ------
     Pre tax income from
       continuing operations       $156.5    $334.0    $363.9    $467.9    $428.8    $302.9

     Undistributed earnings
       of equity investors           (0.3)     (1.3)     (1.9)    (26.8)     (3.0)     (4.6)

     Pre tax minority interest                          (20.0)    (32.3)

     Fixed charges

        Interest                    233.2     463.5     402.8     363.7     369.7     434.9

        Interest portion
          of rentals                  4.7       9.6      10.9      11.2      11.7      11.5
                                   ------     -----    ------    ------    ------    ------

     Total fixed charges            237.9     473.1     413.7     374.9     381.4     446.4
                                   ------     -----    ------    ------    ------    ------

     Earnings available for
       fixed charges               $394.1    $805.8    $755.7    $783.7    $807.2    $744.7
                                   ------    ------    ------    ------    ------    ------

     Total preferred dividend
       requirement

     Effective tax rate

     Total preferred dividend
       grossed up                    $0.0      $0.0      $0.0      $0.0      $0.0      $0.0

     Total fixed charges
       and preferred dividends     $237.9    $473.1    $413.7    $374.9    $381.4    $446.4
                                   ------    ------    ------    ------    ------    ------

     Ratio of earnings to
       combined fixed changes
       and preferred stock
       dividends                      1.66      1.70      1.83      2.09      2.12      1.67
                                   =======   =======    ======   =======   =======   =======
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